       TEXT

                                                   EXHIBIT 99
 FOR IMMEDIATE RELEASE


       UNION PACIFIC ANNOUNCES SECOND QUARTER RESULTS
 Dallas, TX, July 23, 1998 -- Union Pacific Corporation today reported a loss from continuing operations of $158 million, or $.64 per diluted share, in the second quarter. This reflects the impact of a provision for customer claims. It also reflects the impact of other service problems as well as traffic slow-downs related to major track maintenance and capacity expansion efforts in the Central Corridor during the quarter. Costs included a $155 million after-tax charge, or $.63 per diluted share, for the resolution of customer claims. In the second quarter of 1997, income from continuing operations was $215 million, or $.87 per share.


    The Corporation reported a loss of $261 million from discontinued operations in the quarter, reflecting the intended sale of Overnite Transportation Company, for a total net loss of $419 million in the quarter.

    An 11 percent decline in revenues combined with a 15 percent increase in operating expenses to generate an operating loss of $145 million in the quarter, and an operating ratio of 106.1. Excluding the provision for claims, the operating ratio would have been 95.6. For the same period last year, operating income totaled $470 million, with an operating ratio of 82.2.

    For the first half of 1998, the Corporation reported a loss from continuing operations of $223 million and a net loss of $481 million, or $.91 and $1.96 per diluted share respectively. This compares with 1997 income from continuing operations of $349 million and net income of $344 million, or $1.41 and $1.39 per diluted share, respectively.


    "While financial and operating results were very disappointing, we have made encouraging progress on several fronts," said Dick Davidson, Chairman and Chief Executive Officer. "Traffic in the Gulf Coast region is moving very well, and the Central Corridor is improving as we complete our maintenance program. We also achieved a major milestone with the final cut-over of our computer operating system on the West Coast. There's still work to be done, but we expect to see continued improvement going forward as the result of these efforts."

    Second quarter and first half income statements are attached.

    Media inquiries should be directed to John Bromley at Union Pacific Railroad, (402) 271-3475.

    (This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking information is based on information available at this time and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to, whether the Railroad is fully successful in overcoming its congestion-related problems and implementing its service recovery plans, industry competition, regulatory developments, natural events such as floods and earthquakes, the effects of adverse general economic conditions, fuel prices, labor strikes, the impact of the year 2000 systems problems and the ultimate outcome of shipper claims related to congestion, environmental investigations or proceedings and other types of claims and litigations.)

       SECOND QUARTER RESULTS

           UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                  STATEMENT OF CONSOLIDATED INCOME
                 For the Three Months Ended June 30
           (Dollars in Millions Except Per Share Amounts)
                             (Unaudited)
                                              Second Quarter       Pct
                                             1998        1997      Chg

Operating Revenues . . . . . . . . . . .   $2,362      $2,645  -    11
Operating Expenses b). . . . . . . . . .    2,507       2,175  +    15
Operating Income (Loss). . . . . . . . .     (145)(a)     470        U
 Other Income - Net. . . . . . . . . . .       53          19        F
 Interest Expense. . . . . . . . . . . .      177         146  +    21
Income (Loss) Before Income Taxes. . . .     (269)        343        U
 Income Tax Benefit (Expense). . . . . .      111        (128)       F
Income (Loss) From Continuing Operations    ($158)       $215        U
 Discontinued Operations . . . . . . . .     (261)(c)       1        U
Net Income (Loss). . . . . . . . . . . .    ($419)       $216        U
Diluted Earnings Per Share:
Income (Loss) From Continuing Operations   $(0.64)     $ 0.87        U
Discontinued Operations. . . . . . . . .   $(1.06)     $    -        U
Net Income (Loss). . . . . . . . . . . .   $(1.70)     $ 0.87        U

Average Basic Shares Outstanding (MM). ..    246.0      245.7        -
Average Diluted Shares Outstanding (MM)..    269.4      248.0        -

a) Includes an estimated $700 million pre-tax ($434 million after-tax or $1.76 per share) impact of service difficulties.

b) Includes one-time merger expenses of $17 million pre-tax ($11 million after-tax or $.04 per share) in 1998, $44 million pre-tax ($27 million after-tax or $.11 per diluted share) in 1997. Merger expenses include severance, relocation and certain other costs related to Union Pacific employees affected by the merger.

c) Based upon net cash proceeds of $516 million for the sale of Overnite; the mid-point of the filing range.

JULY 23, 1998

       YEAR-TO-DATE RESULTS


         UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                  STATEMENT OF CONSOLIDATED INCOME
                  For the Six Months Ended June 30
           (Dollars in Millions Except Per Share Amounts)
                             (Unaudited)
                            Year-to-Date
                                                                   Pct
                                             1998        1997      Chg

Operating Revenues . . . . . . . . . . .   $4,690      $5,241   -    11
Operating Expenses b). . . . . . . . . .    4,811       4,450   +     8
Operating Income (Loss). . . . . . . . .     (121)(a)     791         U
 Other Income - Net. . . . . . . . . . .       76          57   +    33
 Interest Expense. . . . . . . . . . . .      337         295   +    14
Income (Loss) Before Income Taxes. . . .     (382)        553         U
 Income Tax Benefit (Expense). . . . . .      159        (204)        F
Income (Loss) From Continuing Operations    ($223)       $349         U
 Discontinued Operations . . . . . . . .     (258)(c)      (5)        U
Net Income (Loss). . . . . . . . . . . .    ($481)       $344         U
Diluted Earnings Per Share:
Income (Loss) From Continuing Operations   $(0.91)    $  1.41         U
Discontinued Operations. . . . . . . . .   $(1.05)    $ (0.02)        U
Net Income (Loss). . . . . . . . . . . .   $(1.96)    $  1.39         U

Average Basic Shares Outstanding (MM). .    246.0       245.6         -
Average Diluted Shares Outstanding (MM).    258.6       247.8         -

a) Includes an estimated $1,120 million pre-tax ($694 million after-tax or $2.82 per share) impact of service difficulties.

b) Includes estimated one-time merger expenses of $46 million pre-tax
($29 million after-tax or $.12 per share) in 1998, $59 million pre-tax
($36 million after-tax or $.15 per diluted share) in 1997. Merger expenses include severance, relocation and certain other costs related to Union Pacific Employees affected by the merger.

c) Based upon net cash proceeds of $516 million for the sale of Overnite; the mid-point of the filing range.

July 23, 1998